EXHIBIT 10.7

CENTER BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

THIS PLAN is adopted this 1st day of May 2004, by CENTER BANK, a state-chartered commercial bank located in Los Angeles, California (the “Company”). The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant determined pursuant to Article 7.

1.2	“Board” means the Board of Directors of the Company as from time to time constituted.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Company’s outstanding voting common stock.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Compensation” means the salary and bonus that would be paid to a Participant during a Plan Year, absent deferrals, less FICA taxes associated with such salary and bonus.

1.7	“Deferral Account” means the Company’s accounting of a Participant’s accumulated Deferrals, plus accrued interest.

1.8	“Deferrals” means the amount of a Participant’s Compensation which the Participant elects to defer according to this Plan.

1.9	“Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Plan Administrator of the carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.10	“Disability Benefit” means the benefit set forth in Section 5.3.1.

1.11	“Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated for reasons other than an approved leave of absence, Termination for Cause or Disability.

1.12	“Effective Date” means May 1, 2004.

1.13	“Election Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make an election under the Plan.

1.14	“Normal Distribution Date” means the later of the Normal Retirement Age or Termination of Employment.

1.15	“Normal Retirement Age” means the Participant attaining age sixty-five (65).

1.16	“Normal Retirement Benefit” means the benefit set forth in Section 5.1.1.

1.17	“Participant” shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Participation Agreement, Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation Agreement has not terminated.

1.18	“Participation Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Participation Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Participation Agreement, the Participation Agreement bearing the latest date of acceptance by the Company shall supersede all previous Participation Agreements in their entirety and shall govern such entitlement. The terms of any Participation Agreement may be different for any Participant, and any Participation Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant.

1.19	“Plan Administrator” means the plan administrator described in Article 9.

1.20	“Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.21	“Termination of Employment” means that the Participant ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.22	“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.23	“Years of Service” means the twelve consecutive month period beginning on a Participant’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Participant is an employee of the Company. Service with a subsidiary or other entity controlled by the Company before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service. In addition, the Plan Administrator in its discretion may also grant additional Years of Service in such circumstances where it deems such additional service appropriate.

Article 2

Selection, Enrollment and Eligibility

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Company, as determined by the Plan Administrator in its sole discretion. From that group, the Plan Administrator shall select, in its sole discretion, employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected employee shall complete, execute and return to the Plan Administrator a Participation Agreement, an Election Form and a Beneficiary Designation Form, all within thirty (30) days after the employee is notified by the Plan Administrator of his or her selection to participate in the Plan. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period, that employee shall commence participation in the Plan on the first day of the month following the month in which the employee completes all enrollment requirements (the “Participation Date”). If an employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Plan Administrator of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s then Deferral Account and terminate the Participant’s participation in the Plan.

Article 3

Deferral Election

3.1	Initial Election. A Participant shall make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Participation Agreement, Election Form and Beneficiary Designation Form within thirty (30) days after being notified by the Plan Administrator of selection for participation in the Plan. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Plan Administrator.

3.2	Election Changes

3.2.1	Generally. The Participant may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Plan Administrator within forty-five (45) days prior to the first day of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Plan Administrator.

3.2.2	Disability. In the event of a Disability, Participant’s Deferrals will be suspended immediately.

3.2.3	Leave of Absence—Paid and Unpaid. If a Participant is authorized by the Company to take a paid leave of absence from Company, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 5 and 6 in accordance with the provisions of those Articles, and (ii) any previously elected Deferrals shall continue to be withheld during such paid leave of absence in accordance with Article 4.

If a Participant is authorized by the Company to take an unpaid leave of absence, for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 5 and 6 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Deferral election commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to make Deferrals for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Board for each such election in accordance with Article 2 of this Plan.

3.2.4	Hardship. If Participant experiences an Unforeseeable Financial Emergency, the Participant, subject to Section 5.6, may reduce future Deferrals under this Agreement.

Article 4

Deferral Account

4.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Participant and shall credit to the Deferral Account the following amounts:

4.1.1	Deferrals. The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.

4.1.2	Interest. At the end of Plan Year, and immediately prior to the payment of any benefits, but only until commencement of benefit payments under this Plan, interest shall be credited on the Deferral Account at a rate equal to the Wall Street Journal Prime Rate plus one percent (1%) on the first business day of each month of the Plan Year. After benefit payments have commenced under this Plan, during any applicable installment period interest shall be credited at an annual rate of Prime Rate plus one percent (1%), compounded monthly.

4.2	Statement of Accounts. The Plan Administrator shall provide to the Participant, within ninety (90) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

4.3	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 5

Benefits During Lifetime

5.1	Normal Retirement Benefit. Upon the Normal Distribution Date, the Company shall pay to the Participant the benefit described in this Section 5.1 in lieu of any other benefit under this Article.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Normal Distribution Date.

5.1.2	Payment of Benefit. The Company shall pay the benefit to the Participant in twelve (12) equal monthly installments commencing on the first of the month following the Normal Distribution Date. The annual benefit shall be paid to the Executive for the number of years designated by the Participant on the Election Form.

5.2	Early Termination Benefit. Upon the Participant’s Early Termination, the Company shall pay to the Participant the benefit described in this Section 5.2 in lieu of any other benefit under this Article.

5.2.1	Amount of Benefit. The benefit under this Section 5.2 is the Participant’s Deferrals at Participant’s Termination of Employment plus the Interest credited thereon pursuant to the schedule set forth in Section 4.1.4.

5.2.2	Payment of Benefit. The Company shall pay the benefit to the Participant in a lump sum within thirty (30) days following Participant’s Termination of Employment.

5.3	Disability Benefit. If the Participant terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Participant the benefit described in this Section 5.3 in lieu of any other benefit under this Article.

5.3.1	Amount of Benefit. The benefit under this Section 5.3 is one hundred percent (100%) of the Deferral Account balance at the Participant’s Termination of Employment plus the Interest credited thereon pursuant to the schedule set forth in Section 4.1.4.

5.3.2	Payment of Benefit. The Company shall pay the benefit to the Participant in a lump sum within thirty (30) days following the Participant’s Termination of Employment due to Disability.

5.4	Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Participant the benefit described in this Section 5.4 in lieu of any other benefit under this Article.

5.4.1	Amount of Benefit. The benefit under this Section 5.4 is one hundred percent (100%) of the Deferral Account balance on the Participant’s Termination of Employment plus the Interest credited thereon pursuant to the schedule set forth in Section 4.1.4.

5.4.2	Payment of Benefit. The Company shall pay the benefit to the Participant in a lump sum within thirty (30) days following Participant’s Termination of Employment.

5.5	Interim Distribution. The Participant may elect to have certain amounts payable from the Participant’s Deferral Account at an interim distribution date designated by the Participant on the Election Form, instead of payable pursuant to the terms other provisions of this Article 5. Such amount(s) shall be measured on the applicable interim distribution date and shall be payable within thirty (30) days of such interim distribution date. The Participant’s selection of an interim distribution date must comply with the requirements set forth in this Section 5.5. Notwithstanding a Participant’s advance election to designate an interim distribution date(s), the amounts which would otherwise be subject to such interim distribution date(s) shall be distributable pursuant to Articles 5 or 6 if such event triggers payment of the Deferral Account balance prior to any interim distribution date.

Selection of Interim Distribution Date. The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year in which the Deferrals are credited to Participant. By way of example, if an interim distribution date is elected for Deferrals that are deferred in the Plan Year commencing January 1, 2004, the interim distribution would become payable during a thirty (30) day period commencing January 1, 2008. Notwithstanding the language set forth above, the Company shall, in its sole discretion, adjust the amount distributable as an interim distribution if any portion of the Deferral Account is unvested on the interim distribution date.

5.6	Hardship Distribution.

(a)

If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Board’s compensation committee to suspend Deferrals required to be made by such Participant, to the extent deemed necessary by the Board to satisfy the Unforeseeable Financial Emergency. If suspension of Deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if

(i)	Reimbursement or compensation by insurance or otherwise; or

(ii)	Liquidation of Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship)

cannot satisfy the Participant’s Unforeseeable Financial Emergency, then the Participant may further petition the Board to receive a partial or full payout from the Plan. The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Board to satisfy the Participant’s Unforeseeable Financial Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution.

(b)	The payout shall not exceed the lesser of (i) the Participant’s Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Board in its sole discretion, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution.

(c)	If the Board, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval. If the Board, in its sole discretion, approves a Participant’s petition for suspension and payout, the Participant’s Deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

5.7	No Withdrawal Election. A Participant may not elect, at any time, to withdraw any portion of his or her Deferral Account.

Article 6

Death Benefits

If the Participant dies while in the employment of the Company or after Termination of Employment, the Company shall pay to the Beneficiary one hundred percent (100%) of the Deferral Account balance as of the date of the Participant’s death, in a lump sum within thirty (30) days following the Participant’s death.

Article 7

Beneficiaries

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

7.2

Beneficiary Designation; Change; Spousal Consent. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Participant’s spouse and returned to the Plan Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan

Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

7.4	No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant’s estate.

7.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 8

General Limitations

8.1	Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Company shall not pay any benefit under this Plan that is in excess of the Participant’s Deferrals if the Board terminates the Participant’s employment for:

(a)	Gross negligence or gross neglect of duties to the Company;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Company;

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company; or

(d)	If the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”)

Article 9

Administration Of Plan

9.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. Members of the Plan Administrator may be Participants under this Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

9.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

Article 10

Claims and Review Procedures

10.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1	Initiation—Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

10.1.2	Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

10.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

10.2.1	Initiation—Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

10.2.2	Additional Submissions—Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4	Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

10.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11

Amendments and Termination

11.1	Termination. The Company reserves the right to terminate the Plan at any time with respect to any or all of its participating employees, by action of its Board. Upon the termination of the Plan, the Participation Agreements of the affected Participants shall terminate and their Deferral Account balances shall be determined (i) as if they had experienced Early Termination on the date of Plan termination; or (ii) if Plan termination occurs after a Participant’s Normal Retirement Age, then with respect to that Participant as if he or she had retired on the date of Plan termination. The Deferral Account balance shall be paid to the affected Participants in a lump sum within thirty (30) days following such Plan termination. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Company shall have the right to accelerate applicable installment payments without a premium or prepayment penalty by paying the Deferral Account balance in a lump sum within thirty (30) days following such termination.

Notwithstanding the previous paragraph, the Company may amend or terminate the plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

11.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Deferral Account balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced Early Termination as of the effective date of the amendment or modification, or if the amendment or modification occurs after a Participant’s Normal Retirement Age, as if the Participant had retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Company shall have the right to accelerate applicable installment payments by paying the Deferral Account balance in a lump sum within thirty (30) days following such amendment.

11.3	Participation Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant’s Participation Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

Article 12

Miscellaneous

12.1	Binding Effect. This Plan shall bind the Participant and the Company and their beneficiaries, survivors, executors, administrators and transferees.

12.2	No Guarantee of Employment. This Plan is not a contract for employment. It does not give the Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

12.3	Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

12.4	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

12.5	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.

12.6	Unfunded Arrangement. The Participant and the Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Plan. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Participant’s life is a general asset of the Company to which the Participant and the Beneficiary have no preferred or secured claim.

12.7	Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

12.8	Entire Agreement. This Plan and the Participant’s Participation Agreement constitute the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of (i) this Plan other than those specifically set forth herein; or (ii) the Participation Agreement other than those specifically set forth therein.

12.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

12.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Plan, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company.

12.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

12.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

12.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Center Bank
3435 Wilshire Boulevard, #700
Los Angeles, CA 90010

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

IN WITNESS WHEREOF, the Company has signed this Plan document as of the 1st day of May 2004.

CENTER BANK:

By:	/S/ YONG HWA KIM
Title:	Senior Vice President & Controller

Participants—Board of Directors and Named Executive

Seon Hong Kim—CEO and President